April 5, 2023

Neogen Governance Committee,

I am writing to inform you that I have accepted a new role as SVP, Head of Global Public Policy for PepsiCo. Given the demands of this new role and company policy on service on outside boards, I intend to resign from Neogen Board of Directors effective the day after the annual shareholder meeting in October 2023.

Neogen is a critical partner for companies across the agriculture, food and beverage sector as they work to provide safe, high-quality products to consumers in a dynamic global environment. It has been a privilege to serve on the Board for the past 5 years as Neogen has made strategic investments in its people, products and services. I look forward to working with the Board and Neogen leadership during my remaining months of service.

Sincerely,

Darci Vetter